Exhibit 23.5

SRK Consulting (UK) Limited

5th Floor Churchill House

17 Churchill Way

City and County of Cardiff

CF10 2HH, Wales

United Kingdom

E-mail:    enquiries@srk.co.uk

URL:    www.srk.co.uk

Tel:      + 44 (0) 2920 348 150

Fax:     + 44 (0) 2920 348 199

Our Ref: U7350 AMP_Consent letters_Coal_(CGSH Draft 16 Feb 18).docx	02 March 2018

Dear Sirs/Mesdames:

RE:	United States Securities and Exchange Commission

I hereby consent to (a) SRK Consulting (UK) Limited being named in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2017 (the “2017 20-F”) as (i) having conducted an independent audit of the 2016 coal reserve estimates of ArcelorMittal’s properties in Kazakhstan and (ii) having conducted an independent audit of the 2017 coal reserve estimates for ArcelorMittal’s properties in the USA, and (b) the incorporation by reference of the 2017 20-F into this Registration Statement on Form F-3.

For and on behalf of SRK Consulting (UK) Limited

/s/ Keith Philpott	/s/ Richard Oldcorn
Keith Philpott, Corporate Consultant, Coal Geology, Project Manager SRK Consulting (UK) Limited	Richard Oldcorn, Chairman & Corporate Consultant (Due Diligence), Project Director SRK Consulting (UK) Limited

Registered Address: 21 Gold Tops, City and County of Newport, NP20 4PG, Wales, United Kingdom. SRK Consulting (UK) Limited Reg No 01575403 (England and Wales)	Group Offices: Africa Asia Australia Europe North America South America